As filed with the Securities and Exchange Commission on May 13, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GALAXY DIGITAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6211	87-0836313
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	300 Vesey Street New York, NY 10282 (212) 390-9216
(Address of Principal Executive Offices)

Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan Galaxy Digital Inc. Amended and Restated Stock Option Plan Inducement Option Award dated December 3, 2020 (Full Titles of the Plans)

Michael Novogratz Chief Executive Officer 300 Vesey Street New York, NY 10282 (212) 390-9216 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Joseph A. Hall Evan Rosen Daniel P. Gibbons Joze Vranicar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan, and the Galaxy Digital Inc. Amended and Restated Stock Option Plan, as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Galaxy Digital Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)The prospectus dated April 7, 2025 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-4, as amended (Registration No. 333-262378) (the “Form S-4 Registration Statement”), which contains a description of the Registrant’s capital stock and the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
(b)All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the date of the Form S-4 Registration Statement.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents or any information therein deemed to have been furnished and not filed in accordance with rules of the Commission), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The

DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 6 of the Registrant’s amended and restated bylaws (the “Bylaws”) provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation (the “Charter”) and the Bylaws and to provide additional procedural protections.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The Registrant’s Charter provides for such limitation of liability.
The Bylaws provide that the Registrant will indemnify our directors and officers to the fullest extent permitted by the DGCL. The Registrant has established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
The Charter provides that the Registrant’s directors and officers will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director or officer’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director or officer derived an improper personal benefit.
The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1*	Amended and Restated Certificate of Incorporation
4.2*	Amended and Restated Bylaws
4.3*	Form of Class A Common Stock Certificate
4.4
Registration Rights Agreement, dated December 9, 2021 (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-4, Registration No. 333-262378, filed on February 9, 2023)

4.5
Registration Rights Agreement, dated November 25, 2024 (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Amendment No. 6 to Form S-4, Registration No. 333-262378, filed on November 27, 2024)

5.1*	Opinion of Davis Polk & Wardwell LLP
23.1*	Consent of KPMG LLP regarding Galaxy Digital Inc.
23.2*	Consent of KPMG LLP regarding Galaxy Digital Holdings LP
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
99.1*	Galaxy Digital Inc. Amended and Restated Long Term Incentive Plan
99.2*	Galaxy Digital Inc. Amended and Restated Stock Option Plan
99.3
Inducement Option Award Agreement to Damien Vanderwilt, dated December 3, 2020 (incorporated by reference to Exhibit 10.20 of the Registrant’s Amendment No. 7 to Registration Statement on Form S-4, No. 333-262378, filed on March 27, 2025)

107.1*	Filing Fee Table
_____________
*        Filed herewith.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, State of New York, on the 13th day of May, 2025.

GALAXY DIGITAL INC
By:		/s/ Michael Novogratz
	Name:	Michael Novogratz
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES
Know all persons by these presents, that each person whose signature appears below constitutes and appoints Michael Novogratz and Anthony Paquette, and each of them, as his or her true and lawful attorney-in-fact and agents, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael Novogratz
Michael Novogratz	Chief Executive Officer and Director (Principal Executive Officer and Director)	May 13, 2025
/s/ Anthony Paquette
Anthony Paquette	Chief Financial Officer (Principal Financial Officer)	May 13, 2025
/s/ Robert Rico
Robert Rico	Group Controller (Principal Accounting Officer)	May 13, 2025
/s/ Michael Daffey
Michael Daffey	Director	May 13, 2025
/s/ Bill Koutsouras
Bill Koutsouras	Director	May 13, 2025
/s/ Jane Dietze
Jane Dietze	Director	May 13, 2025
/s/ Rhonda Adams-Medina
Rhonda Adams-Medina	Director	May 13, 2025
/s/ Richard Tavoso
Richard Tavoso	Director	May 13, 2025